SCHEDULE 14A INFORMATION
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Tenable Holdings, Inc.
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7021 Columbia Gateway Drive, Suite 500
Columbia, Maryland 21046
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 15, 2019
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of TENABLE HOLDINGS, INC., a Delaware corporation (the "Company"). The meeting will be held on Wednesday, May 15, 2019 at 1:00 p.m. local time at the offices of Cooley LLP at 1299 Pennsylvania Ave NW, Suite 700, Washington, D.C. 20004, for the following purposes:
1. To elect the Board of Directors’ nominees, Amit Yoran and Ping Li, to the Board of Directors to hold office until the 2022 Annual Meeting of Stockholders.
2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019.
3. To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is March 21, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
By Order of the Board of Directors,
Stephen A. Riddick
General Counsel and Corporate Secretary
Columbia, MD
April 3, 2019

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote over the telephone or the Internet as instructed in these materials as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

TENABLE HOLDINGS, INC.
7021 Columbia Gateway Drive, Suite 500
Columbia, Maryland 21046
PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS
May 15, 2019
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Tenable Holdings, Inc. (sometimes referred to as the “Company” or “Tenable”) is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 3, 2019 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a second Notice on or after April 13, 2019.
How do I attend the Annual Meeting?
The Annual Meeting will be held on Wednesday, May 15, 2019 at 1:00 p.m. local time at the offices of Cooley LLP at 1299 Pennsylvania Ave NW, Suite 700, Washington, D.C. 20004. Directions to the Annual Meeting may be found at https://www.proxydocs.com/TENB. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 21, 2019 will be entitled to vote at the Annual Meeting. On this record date, there were 96,202,953 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 21, 2019 your shares were registered directly in your name with Tenable’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time or vote by proxy over the telephone or Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 21, 2019 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
What am I voting on?
There are two matters scheduled for a vote:

•	Election of two directors (Proposal 1); and

•
Ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for the year ending December 31, 2019 (Proposal 2).

What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposal 2, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time, vote by proxy over the telephone or vote by proxy through the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 866-230-6244 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 12:59 p.m. Eastern Time on May 15, 2019 to be counted.

•
To vote through the Internet, go to https://www.proxydocs.com/TENB to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your Internet vote must be received by 12:59 p.m. Eastern Time on May 15, 2019 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Tenable. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 21, 2019.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or in person at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director and “For” the ratification of Ernst & Young LLP as independent auditors for the year ending December 31, 2019. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, brokers, banks and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under applicable rules, but not with respect to “non-routine” matters. Proposal 1 is considered to be “non-routine” under applicable rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be “routine” under applicable rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker,

bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notice to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to Tenable Holdings, Inc., Attention: Corporate Secretary at 7021 Columbia Gateway Drive, Suite 500, Columbia, Maryland 21046.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 5, 2019, to 7021 Columbia Gateway Drive, Suite 500, Columbia, Maryland 21046. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2020 Annual Meeting of Stockholders, you must deliver your notice to our Corporate Secretary at the address above between January 16, 2020 and February 15, 2020. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.
If you propose to bring business before an annual meeting of stockholders other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before such annual meeting and the reasons for conducting that business at the annual meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition; (5) a statement whether such person, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors and (6) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated under the Exchange Act, including the person's written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder's understanding of the independence, or lack of independence, of the proposed nominee.
For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.4 to our Registration Statement on Form S-1 (File No. 333-226002), filed with the SEC on June 29, 2018.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal 1, the proposal to elect directors, votes “For,” “Withhold” and broker non-votes (described below); and, with respect to Proposal 2, votes “For,” “Against” and abstentions. Broker non-votes on Proposal 1 will have no effect and will not be counted towards the vote total for this proposal. We do not expect broker non-votes on Proposal 2.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under applicable rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” under applicable rules and we therefore expect broker non-votes on this proposal. However, as Proposal 2 is considered “routine” under applicable rules, we do not expect broker non-votes on this proposal.
As a reminder, if you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?
For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.
To be approved, Proposal 2, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Since brokers have authority to vote on your behalf with respect to Proposal 2, we do not expect broker non-votes on this proposal.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 96,202,953 shares outstanding and entitled to vote. Thus, the holders of 48,101,477 shares must be present in person or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Tenable’s Board of Directors is divided into three classes and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board of Directors currently consists of eight members. There are two directors in the class whose term of office expires in 2019. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2022 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite and encourage directors and nominees for director to attend each annual meeting of stockholders. As a private company, Tenable did not hold an annual meeting of stockholders in 2018.
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by Tenable. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
CLASS I NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2022 ANNUAL MEETING
The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee of the Board of Directors to recommend that person as a nominee for director, as of the date of this proxy statement.
The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. To provide a mix of experience and perspective on the Board, the Committee also takes into account gender, age, and ethnic diversity. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to believe that that nominee should continue to serve on the Board.

Amit Yoran, age 48
Amit Yoran has served as our Chief Executive Officer and Chairman since December 2016 and was appointed as our President, in addition to Chief Executive Officer and Chairman, in May 2018. Prior to joining Tenable, Mr. Yoran served as President of RSA Solutions, Inc. from October 2014 to December 2016 and as Senior Vice President of product of RSA Security LLC, the security division of Dell EMC, from April 2011 to October 2014. Mr. Yoran received a B.S. from the United States Military Academy at West Point and an M.S. in Computer Science from George Washington University. Our Board of Directors believes that Mr. Yoran is qualified to serve as a director based on his role as our President and Chief Executive Officer and his extensive management experience in the technology and security industries.
Ping Li, age 46
Ping Li has served as a member of our Board of Directors since October 2012. Mr. Li is a Partner at Accel, a venture capital firm, where he has worked since 2004. Mr. Li served on the board of directors of Cloudera, Inc. from October 2008 to July 2018. Mr. Li received an A.B. in Economics from Harvard University and an M.B.A. from Stanford University. Our Board of Directors believes that Mr. Li is qualified to serve as a director based on his extensive investment experience in the IT and security industries and his experience serving as a director of a public technology company.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING
John C. Huffard, Jr., age 51
John C. Huffard, Jr. has served as our Chief Operating Officer since May 2018. He previously served as our President and Chief Operating Officer from November 2008 to May 2018, and he co-founded our company in 2002. Mr. Huffard has also served as a member of our Board of Directors since 2002. Mr. Huffard received a B.S.B.A. from Washington and Lee University and an M.B.A. from Babson College. Our Board of Directors believes that Mr. Huffard is qualified to serve as a director based on his role as our co-founder and our Chief Operating Officer and his in-depth knowledge of our company and our products.
A. Brooke Seawell, age 71
A. Brooke Seawell has served as a member of our Board of Directors since October 2017. Mr. Seawell is a Venture Partner at New Enterprise Associates Inc., a position he has held since January 2005. Mr. Seawell has served on the boards of directors of Tableau Software, Inc., a business intelligence software company, since November 2011 and NVIDIA Corporation, a visual computing company, since December 1997. He served on the boards of directors of Informatica Corporation, a data integration software company, from December 1997 to August 2015 and Glu Mobile Inc., a publisher of mobile games, from June 2006 to February 2014. Mr. Seawell received both a B.A. in Economics and an M.B.A. in Finance from Stanford University. Our Board of Directors believes that Mr. Seawell is qualified to serve as a director based on his extensive experience in technology finance and operations, including having served as the chief financial officer of two public companies and his experience as a director of public technology companies.

Richard M. Wells, age 41
Richard M. Wells has served as a member of our Board of Directors since December 2015. Mr. Wells serves as a Managing Director at Insight Venture Management, LLC, a private equity and venture capital firm, a position he has held since 2005. He also currently serves on the boards of directors of a number of private technology companies. Mr. Wells received a B.S. in Economics from the University of Pennsylvania and an M.B.A. from Harvard University. Our Board of Directors believes that Mr. Wells is qualified to serve as a director based on his extensive experience in investing and advising managers of high growth software and Internet companies.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING
Arthur W. Coviello, Jr., age 65
Arthur W. Coviello, Jr. has served as a member of our Board of Directors since February 2018. Mr. Coviello is a Venture Partner at Rally Ventures, LLC, a position he has held since May 2015. From February 2011 to February 2015, Mr. Coviello served as Executive Chairman of RSA Security LLC. Mr. Coviello has served on the board of directors of Synchrony Financial since November 2015. He previously served on the board of directors of Gigamon, Inc. from April 2017 until its acquisition in December 2017 and EnerNOC, Inc. from June 2009 until its acquisition in August 2017. Mr. Coviello received a B.B.A. in Business Administration from the University of Massachusetts. Our Board of Directors believes that Mr. Coviello is qualified to serve as a director based on his extensive security industry and management experience and his experience as a director of technology companies.
Kimberly L. Hammonds, age 51
Kimberly L. Hammonds has served as a member of our Board of Directors since June 2018. Ms. Hammonds founded the Mangrove Digital Group, LLC in May 2018. She previously served as Group Chief Operating Officer of Deutsche Bank AG, a global financial services company, from January 2016 to June 2018, and as a member of the management board of Deutsche Bank from August 2016 to June 2018. She joined Deutsche Bank as Global Chief Information Officer and Global Co-Head of Group Technology and Operations in November 2013, a position that she held until January 2016. Ms. Hammonds has served on the boards of directors of Red Hat, Inc. since August 2015, Cloudera, Inc. since March 2017 and Box, Inc. since October 2018. Ms. Hammonds received a B.S. in Mechanical Engineering from the University of Michigan and an M.B.A. from Western Michigan University. Our Board of Directors believes that Ms. Hammonds is qualified to serve as a director based on her extensive management experience and her experience as a director of technology companies.
Jerry M. Kennelly, age 68
Jerry M. Kennelly has served as a member of our Board of Directors since May 2018. Mr. Kennelly is the Chairman and Chief Executive Officer of Scandic Capital, LLC, an investment firm, a position he has held since April 2018. Prior to joining Scandic, Mr. Kennelly co-founded Riverbed Technology, Inc., a network infrastructure company, in 2002, and served as its Chairman and Chief Executive Officer from May 2002 to April 2018. Mr. Kennelly served on the board of directors of Nimble Storage, Inc., a flash storage company, from April 2013 to April 2017 when Nimble Storage was acquired by Hewlett Packard Enterprise Company. Mr. Kennelly received a B.A. in Political Economy from Williams College and an M.S. in Accounting from New York University. Our Board of Directors believes that Mr. Kennelly is qualified to serve as a director based on his extensive operating and executive management experience with technology companies and his experience as a director of technology companies.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Arthur W. Coviello, Jr., Kimberly L. Hammonds, Jerry M. Kennelly, Ping Li, A. Brooke Seawell and Richard M. Wells. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
BOARD LEADERSHIP STRUCTURE
Our Board of Directors is currently chaired by Mr. Yoran, our President and Chief Executive Officer. The Board believes that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose. The Board believes that combining the positions of Chief Executive Officer and Board Chair provides a single, clear chain of command to execute Tenable’s strategic initiatives and business plans. In addition, the Board believes that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Board also believes that it is advantageous to have a Board Chair with significant history with and extensive knowledge of Tenable (as is the case with Mr. Yoran).
The Board has also appointed Mr. Li as lead independent director in order to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to Mr. Yoran’s leadership as our combined Chief Executive Officer and Board Chair. The lead independent director is empowered to, among other duties and responsibilities, work with the Chief Executive Officer and Board Chair to develop and approve an appropriate Board meeting schedule; work with the Chief Executive Officer and Board Chair to develop and approve Board meeting agendas; provide the Chief Executive Officer and Board Chair feedback on the quality, quantity, and timeliness of the information provided to the Board; develop the agenda and moderate executive sessions of the independent members of the Board; preside over Board meetings when the Chief Executive Officer and Board Chair is not present or when Board or Chief Executive Officer performance or compensation is discussed; act as principal liaison between the independent members of the Board and Chief Executive Officer and Board Chair; convene meetings of the independent directors as appropriate; and perform such other duties as may be established or delegated by the Board. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, the Company believes that the lead independent director serves as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.

ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of Tenable’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Audit Committee responsibilities also include oversight of information security risk management. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the entire Board meets with members of management responsible for risk management at least annually, and the applicable Board committees meet at least annually with the employees responsible for risk management in the committees’ respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from members of management responsible for risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.
MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors met seven times during 2018. Each director attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served held during the portion of the last calendar year for which he or she was a director or committee member.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2018 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Arthur W. Coviello, Jr.	X		X*
Kimberly L. Hammonds	X		X
Jerry M. Kennelly		X*
Ping Li		X
A. Brooke Seawell	X*
Richard M. Wells		X	X

Total meetings in 2018	8	8	2
_____________
*    Committee Chairperson
Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The principal duties and responsibilities of our audit committee include, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	overseeing the organization and performance of the Company's internal audit function;

•	meeting in executive session with management and the Company's independent registered public accountants;

•	reviewing related party transactions;

•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
The Audit Committee is composed of three directors, Arthur W. Coviello, Jr., Kimberly L. Hammonds and A. Brooke Seawell. The Audit Committee met eight times during 2018. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.tenable.com.
The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing rules).
The Board of Directors has also determined that Mr. Seawell qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Seawell’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer of public reporting companies.

Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2018 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
A. Brooke Seawell, Chair
Kimberly L. Hammonds
Arthur W. Coviello, Jr.
*The material in this report is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
The Compensation Committee of the Board of Directors acts on behalf of the Board to review, modify and oversee the Company’s compensation strategy, policies, plans and programs, including:

•
establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

•
review and recommend to the Board for approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer, the other executive officers and directors; and

•	administration of our equity compensation plans, bonus plans, benefit plans and other similar plans and programs.
The Compensation Committee is composed of three directors: Jerry M. Kennelly, Ping Li and Richard M. Wells. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards. The Compensation Committee met eight times during 2018. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.tenable.com.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets quarterly and with greater frequency when necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and Compensia, the compensation consultant engaged by the Compensation Committee. The Compensation Committee meets regularly in executive session. In addition to our Chief Executive Officer, our Chief People Officer and our

General Counsel also attend meetings at the invitation of the Compensation Committee and take part in discussions about executive compensation. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past calendar year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Compensia as its compensation consultant. Our Compensation Committee identified Compensia based on Compensia's general reputation in the industry. The Compensation Committee requested that Compensia:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
As part of its engagement, Compensia was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Compensia, the Compensation Committee recommended that the Board of Directors approve the recommendations of Compensia.
Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. In 2018, the Compensation Committee delegated authority to Mr. Yoran, in his capacity as our Chief Executive Officer and Chairman, to grant, without any further action required by the Compensation Committee, stock awards to certain employees who are not officers of the Company, up to and including employees at the vice president level. The purpose of this delegation of authority is to enhance the flexibility of equity award administration within the Company and to facilitate the timely grant of stock awards to non-management employees, particularly new employees and promoted employees, within specified limits approved by the Compensation Committee. The number of shares underlying awards approved by Mr. Yoran are subject to minimum and maximum limits of 25% above and below the targeted market range of share value and other parameters for each recipient’s classification as set forth in guidelines approved by the Compensation Committee from time to time. Typically, as part of its oversight function, the

Compensation Committee reviews on a quarterly basis the list of grants made by Mr. Yoran. During 2018, Mr. Yoran exercised his authority to grant 213,844 restricted stock units to qualifying employees. No other equity awards were granted pursuant to Mr. Yoran’s authority during 2018.
The Compensation Committee typically makes significant adjustments to annual compensation, approves changes to the key financial metric targets and formulas used to determine annual bonus payments, approves additional equity awards and establishes new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for the Company.
The Nominating and Corporate Governance Committee is composed of three directors: Arthur W. Coviello, Jr., Kimberly L. Hammonds and Richard M. Wells. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing rules). The Nominating and Corporate Governance Committee met two times during 2018. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the our website at www.tenable.com.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee will review these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee will also take into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but also engages professional search firms from time to time to assist in identifying potential candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. In 2018, the Nominating and Corporate Governance Committee paid a fee to the Mintz Group and to Russell Reynolds Associates to assist in the process of identifying or evaluating director candidates.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Tenable Holdings, Inc., Attention: Corporate Secretary, 7021 Columbia Gateway Drive, Suite 500, Columbia, Maryland 21046, at least 90 days, but not more than 120 days prior to the anniversary date of the preceding year's annual meeting of stockholders. Submissions must include the name and address of the stockholder on whose behalf the submission is made, the number of shares of Tenable stock owned beneficially by such stockholder on the date of the submission, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information and a description of the proposed nominee's qualifications as a director. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Historically, we have not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, as part of its governance oversight responsibilities, the

Nominating and Corporate Governance Committee will consider adopting a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to our website.
CODE OF ETHICS
We have adopted the Tenable Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.tenable.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 2014. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to the Company by Ernst & Young LLP, the Company’s principal accountant.

	Year Ended December 31,
(in thousands)	2018	2017
Audit Fees(1)	$2,033	$555
Audit-Related Fees(2)	125	—
Tax Fees	—	—
All Other Fees(3)	2	—
Total Fees	$2,160	$555
_____________
(1)     Audit fees consist of fees billed for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with regulatory filings. The audit fees also include fees for professional services provided in connection with our initial public offering, incurred during 2018, including comfort letters, consents and review of documents filed with the SEC.
(2)    Audit-related fees consist of professional services provided in connection with pre-assessments for a service auditor's report under SOC 2.
(3)    All other fees were related to fees for access to online accounting and tax research software.
All fees described above were pre-approved by the Audit Committee.

In connection with the audit of the 2018 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The Chair of the Audit Committee has been delegated authority to pre-approve audit and non-audit services, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS
Our executive officers, and their respective ages as of April 3, 2019, are as follows:

Name	Age	Position(s)
Executive Officers
Amit Yoran	48	Chief Executive Officer and Chairman
Stephen A. Vintz	50	Chief Financial Officer
John G. Negron	55	Chief Revenue Officer
Stephen A. Riddick	55	General Counsel and Corporate Secretary
The biography of Mr. Yoran is set forth in “Proposal 1: Election of Directors” above.
Stephen A. Vintz has served as our Chief Financial Officer since October 2014. Prior to joining Tenable, Mr. Vintz served as Executive Vice President and Chief Financial Officer of Vocus, Inc., a publicly-traded public relations software company, from January 2001 to June 2014. Mr. Vintz has served on the board of directors of the Kennedy Krieger Institute since December 2012. Mr. Vintz received a B.B.A. in Accounting from Loyola University Maryland and is a Certified Public Accountant.
John G. Negron has served as our Chief Revenue Officer since February 2017. Prior to joining Tenable, Mr. Negron was a Technology and Cybersecurity Consultant at JGN Advisors, an IT consulting firm, from April 2016 to February 2017. From October 2013 to April 2016, Mr. Negron served as Vice President of Global Security Sales for Cisco Systems, Inc. Mr. Negron received a B.S. in Business Communications from Bentley University.
Stephen A. Riddick has served as our General Counsel since May 2016 and was appointed as our Corporate Secretary, in addition to General Counsel, in May 2018. Prior to joining Tenable, Mr. Riddick served in a number of roles, including Associate General Counsel, at Praxair, Inc., a publicly traded producer and distributor of industrial gases and related technologies, from September 2010 to February 2016. Mr. Riddick has served on the board of directors of the D.C. Jazz Festival since April 2017. Mr. Riddick received a B.A. in Economics from the University of Virginia and a J.D. from the University of North Carolina School of Law.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 1, 2019 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% of greater stockholders:
Entities affiliated with Insight Venture Partners(2)	28,364,877	29.7%
Entities affiliated with Accel(3)	25,148,134	26.3
Ronald J. and Cynthia Y. Gula(4)	9,215,838	9.7

Named executive officers and directors:
Amit Yoran(5)	3,168,079	3.3
Stephen A. Vintz(6)	890,673	*
John G. Negron(7)	30,381	*
Stephen A. Riddick(8)	107,432	*
John C. Huffard, Jr.(9)	4,047,495	4.2
Arthur W. Coviello, Jr.(10)	84,166	*
Kimberly L. Hammonds	21,739	*
Jerry M. Kennelly	1,142	*
Ping Li(11)	25,226,448	26.4
A. Brooke Seawell(12)	87,500	*
Richard M. Wells	—	—
All executive officers and directors as a group (11 persons)(13)	33,665,055	31.9%
_____________
*    Represents beneficial ownership of less than 1%.
(1)    This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 95,468,868 shares outstanding on March 1, 2019, adjusted as required by rules promulgated by the SEC.
(2)    As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2019. Consists of (a) 8,739,118 shares of common stock held by Insight Venture Partners IX, L.P., or IVP IX, (b) 4,342,255 shares of common stock held by Insight Venture Partners (Cayman) IX, L.P., or IVP (Cayman) IX, (c) 925,908 shares of common stock held by Insight Venture Partners (Delaware) IX, L.P., or IVP (Delaware) IX, (d) 174,441 shares of common stock held by Insight Venture Partners IX (Co-Investors), L.P., or IVP IX (Co-Investors), and, collectively with IVP IX, IVP (Cayman) IX and IVP (Delaware) IX, the “IVP IX Funds”, (e) 4,107,504 shares of common stock held by Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P., or IVP Coinvestment, (f) 3,302,193 shares of common stock held by Insight Venture Partners Growth-Buyout Coinvestment

Fund (Cayman), L.P., or IVP Coinvestment (Cayman), (g) 3,036,378 shares of common stock held by Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P., or IVP Coinvestment (Delaware), and (h) 3,737,080 shares of common stock held by Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P., or IVP Coinvestment (B), and, collectively with IVP Coinvestment, IVP Coinvestment (Cayman) and IVP Coinvestment (Delaware), the “IVP Coinvestment Funds” and, together with the IVP IX Funds, the “IVP Funds.” Insight Venture Associates IX, Ltd., or IVA IX Ltd., is the general partner of Insight Venture Associates IX, L.P., which is the general partner of each of the IVP IX Funds. Insight Venture Associates Growth-Buyout Coinvestment, Ltd., or IVA Coinvestment Ltd., is the general partner of Insight Venture Associates Growth-Buyout Coinvestment, L.P., which is the general partner of each of the IVP Coinvestment Funds. Insight Holdings Group, LLC, or Insight Holdings, is the sole shareholder of each of IVA IX Ltd. and IVA Coinvestment Ltd. Each of Jeffrey L. Horing, Deven Parekh, Peter Sobiloff, Jeffrey Lieberman and Michael Triplett is a member of the board of managers of Insight Holdings and as such may be deemed to have shared voting and dispositive power over the shares held by each of the IVP Funds. Richard Wells is a Managing Director at Insight Venture Management, LLC, an entity affiliated with the IVP Funds, but does not have voting and dispositive power over the shares held by IVP Funds. The principal business address for all entities and individuals affiliated with Insight Venture Partners is c/o Insight Venture Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York, 10036.
(3)    Consists of (a) 2,182,696 shares of common stock held by Accel XI L.P., or Accel XI, (b) 163,992 shares of common stock held by Accel XI Strategic Partners L.P., or Accel XI Strategic, (c) 231,806 shares of common stock held by Accel Investors 2013 L.L.C., or AI 2013, (d) 11,870,842 shares of common stock held by Accel Growth Fund II L.P., or AGF II, (e) 859,503 shares of common stock held by Accel Growth Fund II Strategic Partners L.P., or AGF II Strategic, (f) 1,155,272 shares of common stock held by Accel Growth Fund Investors 2012 L.L.C., or AGFI 2012, (g) 7,799,122 shares of common stock held by Accel Growth Fund III L.P., or AGF III, (h) 368,202 shares of common stock held by Accel Growth Fund III Strategic Partners L.P., or AGF III Strategic, and (i) 516,699 shares of common stock held by Accel Growth Fund Investors 2014 L.L.C., or AGFI 2014. Accel Growth Fund II Associates L.L.C., or AGF II Associates, is the general partner of AGF II and AGF II Strategic and has the sole voting and investment power. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, one of our directors, Tracy L. Sedlock, Ryan J. Sweeney and Richard P. Wong are the Managing Members of AGF II Associates and AGFI 2012 and share voting and investment powers over such shares. Accel Growth Fund III Associates L.L.C., or AGF III Associates, is the general partner of AGF III and AGF III Strategic and has the sole voting and investment power. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, one of our directors, Tracy L. Sedlock, Ryan J. Sweeney and Richard P. Wong are the Managing Members of AGF III Associates and AGFI 2014 and share voting and investment powers over such shares. Accel XI Associates L.L.C., or Accel XI Associates, is the General Partner of Accel XI and Accel XI Strategic and has the sole voting and investment power. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, one of our directors, Tracy L. Sedlock and Richard P. Wong are the Managing Members of Accel XI Associates and AI 2013 and share voting and investment powers over such shares. The principal business address for all entities and individuals affiliated with Accel is 500 University Avenue, Palo Alto, California 94301.
(4)     As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2019. Consists of (a) 2,424,375 shares of common stock held by Mr. Gula, (b) 477,469 shares of common stock held by Mr. Gula’s spouse, Cynthia Y. Gula, (c) 174,287 shares of common stock held by Cynthia Y. Gula, as Trustee of the Ronald J. Gula 2013 Irrevocable Trust dated November 22, 2013, (d) 29,707 shares of common stock held by Michael Yates, as Trustee of the Cynthia Y. Gula 2013 Irrevocable Trust dated December 11, 2013, (e) 2,000,000 shares of common stock held by Cynthia Y. Gula, as Trustee of the Ronald J. Gula 2017 Grantor Retained Annuity Trust dated as of October 19, 2017 and (f) 4,110,000 shares of common stock held by Ronald J. Gula, as

Trustee of the Cynthia Y. Gula 2016 Family Trust dated as of November 7, 2016. The address for Mr. and Mrs. Gula is c/o Gula Tech Adventures, P.O. Box 335, Woodstock, Maryland 21163.
(5)    Consists of (a) 2,173 shares of common stock, (b) 1,568,675 shares of restricted common stock, 876,250 of which will have vested within 60 days of March 1, 2019 and (c) 1,597,231 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 1, 2019.
(6)    Consists of (a) 332,673 shares of common stock and (b) 558,000 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 1, 2019.
(7)    Consists of (a) 970 shares of common stock and (b) 29,411 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 1, 2019.
(8)    Consists of (a) 1,182 shares of common stock and (b) 106,250 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 1, 2019.
(9)    Consists of (a) 2,173 shares of common stock held by Mr. Huffard directly, (b) 75,825 shares of common stock held by Mr. Huffard’s spouse, Mary Kathryn Braden Huffard, (c) 3,294,982 shares of common stock held by Mary Kathryn Braden Huffard and Jonathan M. Forster, as Trustees of The Three Suns Exempt Irrevocable Trust U/T/A dated March 2, 2012 and (d) 674,515 shares of common stock held by Mary Kathryn Braden Huffard and Jonathan M. Forster, as Trustees of The Three Suns Non-Exempt Irrevocable Trust U/T/A dated March 2, 2012.
(10)    Consists of (a) 7,500 shares of common stock and (b) 76,666 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 1, 2019.
(11)    Consists of (a) 2,182,696 shares of common stock held by Accel XI L.P., or Accel XI, (b) 163,992 shares of common stock held by Accel XI Strategic Partners L.P., or Accel XI Strategic, (c) 231,806 shares of common stock held by Accel Investors 2013 L.L.C., or AI 2013, (d) 11,870,842 shares of common stock held by Accel Growth Fund II L.P., or AGF II, (e) 859,503 shares of common stock held by Accel Growth Fund II Strategic Partners L.P., or AGF II Strategic, (f) 1,155,272 shares of common stock held by Accel Growth Fund Investors 2012 L.L.C., or AGFI 2012, (g) 7,799,122 shares of common stock held by Accel Growth Fund III L.P., or AGF III, (h) 368,202 shares of common stock held by Accel Growth Fund III Strategic Partners L.P., or AGF III Strategic, (i) 516,699 shares of common stock held by Accel Growth Fund Investors 2014 L.L.C., or AGFI 2014, (j) 62,652 of common stock held by Li Family Trust, or the Trust, and (k) 15,662 of common stock held by Li Family GST Exempt Trust, or GST. Accel Growth Fund II Associates L.L.C., or AGF II Associates, is the general partner of AGF II and AGF II Strategic and has the sole voting and investment power. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, one of our directors, Tracy L. Sedlock, Ryan J. Sweeney and Richard P. Wong are the Managing Members of AGF II Associates and AGFI 2012 and share voting and investment powers over such shares. Accel Growth Fund III Associates L.L.C., or AGF III Associates, is the general partner of AGF III and AGF III Strategic and has the sole voting and investment power. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, one of our directors, Tracy L. Sedlock, Ryan J. Sweeney and Richard P. Wong are the Managing Members of AGF III Associates and AGFI 2014 and share voting and investment powers over such shares. Accel XI Associates L.L.C., or Accel XI Associates, is the General Partner of Accel XI and Accel XI Strategic and has the sole voting and investment power. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, one of our directors, Tracy L. Sedlock and Richard P. Wong are the Managing Members of Accel XI Associates and AI 2013 and share voting and investment powers over such shares. Ping Li is trustee of the Trust and has voting and dispositive power over the shares. Members of Ping Li’s immediate family are beneficial holders of the GST, and the reporting person may be deemed to exercise voting and investment power over such shares. The principal business address for all entities and individuals affiliated with Accel is 500 University Avenue, Palo Alto, California 94301.
(12)    Consists of (a) 30,000 shares of common stock and (b) 57,500 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 1, 2019.
(13)    Consists of (a) 31,239,997 shares of common stock and (b) 2,425,058 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 1, 2019.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation awarded to, earned by and paid to our named executive officers with respect to the years ended December 31, 2017 and 2018.

Name and Principal Position	Year(1)	Salary	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Amit Yoran(4) Chief Executive Officer and Chairman	2018	$400,000	$—	$4,123,067	$339,760	$—		$4,862,827
	2017	400,000	6,726,411	5,777,020	215,800	—		13,119,231
Stephen A. Vintz Chief Financial Officer	2018	343,000	—	3,086,405	233,623	3,649	(5)	3,666,677
	2017	336,000	—	—	230,905	437		567,342
John G. Negron Chief Revenue Officer	2018	331,000	—	1,178,017	293,672	6,853	(5)	1,809,542
	2017	262,400	—	1,250,762	272,024	1,560	(5)	1,786,746
Stephen A. Riddick General Counsel and Corporate Secretary	2018	285,000	—	846,703	158,820	11,000	(5)	1,301,523
	2017	250,000	—	624,520	161,850	10,800	(5)	1,047,170
_____________
(1)     As permitted by the rules promulgated by the SEC, no amounts are shown for 2016.
(2)    This column reflects the aggregate grant date fair value of restricted stock awards and option awards granted during the year measured pursuant to Financial Accounting Standard Board Accounting Standards Codification Topic 718, the basis for computing stock-based compensation in our financial statements. This calculation assumes that the named executive officer will perform the requisite service for the award to vest in full as required by SEC rules. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon vesting of the stock options or restricted stock awards, the exercise of the stock options, or the sale of the restricted stock or the common stock underlying such stock options. The assumptions we used in valuing stock options are described in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.
(3)    See “Narrative to Summary Compensation Table—Non-Equity Incentive Plan Compensation” below for a description of the material terms of the program pursuant to which this compensation was awarded.
(4)    Mr. Yoran is also a member of our Board of Directors but does not receive any additional compensation in his capacity as a director.
(5)    Consists of company matching contributions under our 401(k) plan.
Narrative to Summary Compensation Table
We review compensation annually for all employees, including our executive officers. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders and a long-term commitment to Tenable. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

The Compensation Committee of our Board of Directors has historically determined our executives’ compensation. Our Compensation Committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then approves the compensation of each executive officer without members of management present.
Annual Base Salary
We have entered into amended and restated employment agreements with each of our named executive officers that establish annual base salaries, which are generally determined, approved and reviewed periodically by our Compensation Committee in order to compensate our named executive officers for the satisfactory performance of duties to Tenable. Annual base salaries are intended to provide a fixed component of compensation to our named executive officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for our named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent.
Our Compensation Committee approved increases in our named executive officer’s base salaries, effective July 1, 2018, as follows:

Name	Base Salary Prior to July 1, 2018	Base Salary Effective July 1, 2018
Amit Yoran	$400,000	$400,000
Stephen A. Vintz	336,000	350,000
John G. Negron	312,000	350,000
Stephen A. Riddick	250,000	320,000
In February 2019, our Compensation Committee approved the following annual base salaries for each of our named executive officers for 2019, as set forth in each executive’s amended and restated employment agreement:

Name	2019 Base Salary
Amit Yoran	$400,000
Stephen A. Vintz	350,000
John G. Negron	350,000
Stephen A. Riddick	320,000
Non-Equity Incentive Plan Compensation
Our named executive officers are eligible to participate in our Quarterly Bonus Plan on the same basis as all employees. The Quarterly Bonus Plan is designed to motivate and reward our employees for the attainment of certain key financial metric targets based on adjusted EBITDA and bookings goals, as determined by the Board of Directors annually, and individual performance goals, as determined by the Compensation Committee for our Chief Executive Officer and by our Chief Executive Officer for the other named executive officers.

Each named executive officer has a target bonus opportunity and may earn more or less than the annual target amount based on our company’s and his individual performance. Our Compensation Committee approved increases in our named executive officer’s target bonus amounts, effective July 1, 2018, as follows:

Name	Target Bonus Prior to July 1, 2018	Target Bonus Effective July 1, 2018
Amit Yoran	$200,000	$400,000
Stephen A. Vintz	214,000	225,000
John G. Negron	296,400	300,000
Stephen A. Riddick	150,000	150,000
The bonuses paid to the named executive officers for 2018 performance are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
Equity-Based Awards
Our equity-based incentive awards granted to our named executive officers are designed to align the interests of our named executive officers with those of our stockholders. Vesting of equity awards is generally tied to each officer’s continuous service with us and serves as an additional retention measure. Our executives generally are awarded an initial new hire grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for performance.
Prior to our initial public offering, we granted equity awards pursuant to our 2016 Stock Incentive Plan, and following the closing of our initial public offering, we grant all equity awards pursuant to our 2018 Equity Incentive Plan.
Outstanding Equity Awards
The following table sets forth certain information about outstanding equity awards granted to our named executive officers that remain outstanding as of December 31, 2018.

	Option Awards(1)						Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price(2)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested(3)
Amit Yoran	1/18/2017	1,242,291	1,597,233	(4)	$4.25	1/18/2027
	1/18/2017	—	—				890,261	$19,754,892
	6/21/2018	—	565,657	(5)	16.21	6/21/2028
Stephen A. Vintz	12/16/2014(6)	505,500	—		2.36	12/16/2024
	6/30/2016	52,500	52,500	(7)	4.15	6/30/2026
	6/21/2018	—	423,434	(8)	16.21	6/21/2028
John G. Negron	2/27/2017	271,247	348,753	(9)	4.25	2/27/2027
	6/21/2018	—	161,616	(5)	16.21	6/21/2028
Stephen A. Riddick	5/31/2016	100,000	100,000	(10)	4.15	5/31/2026
	6/26/2017	56,250	168,750	(11)	5.96	6/26/2027
	6/21/2018	—	116,162	(5)	16.21	6/21/2028
_____________

(1)    Except as noted, all of the option and restricted stock awards listed in the table were granted under our 2016 Stock Incentive Plan.
(2)    All of the option awards listed in the table were granted with a per share exercise price equal to or above the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board of Directors.
(3)    Represents the market value of the restricted stock award, based on the closing price of our common stock of $22.19 per share on December 31, 2018.
(4)    25% of the shares subject to such awards vested on January 1, 2018, and will continue to vest quarterly thereafter, in each case subject to Mr. Yoran’s continued service, and subject to accelerated vesting in specified circumstances.
(5)    25% of the shares subject to the option vest in equal monthly installments over the twelve-month period beginning on the second anniversary of June 21, 2018, and ending on the third anniversary, and will continue to vest monthly over the twelve-month period thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances.
(6)    Granted under our 2012 Stock Incentive Plan.
(7)    25% of the shares subject to the option vested on June 30, 2017 and will continue to vest on each twelve month anniversary thereof, in each case subject to Mr. Vintz’s continued service, and subject to accelerated vesting in specified circumstances.
(8)    25% of the shares underlying the option vest on June 21, 2019 and will continue to vest on each twelve month anniversary thereof, in each case subject to Mr. Vintz’s continued service, and subject to accelerated vesting in specified circumstances.
(9)    25% of the shares subject to the option vested on February 27, 2018, and will continue to vest quarterly thereafter, in each case subject to Mr. Negron’s continued service, and subject to accelerated vesting in specified circumstances.
(10)    25% of the shares subject to the option vested on May 31, 2017, and will continue to vest on each twelve month anniversary thereof, in each case subject to Mr. Riddick’s continued service, and subject to accelerated vesting in specified circumstances.
(11)    25% of the shares subject to the option vested on June 26, 2018, and will continue to vest on each twelve month anniversary thereof, in each case subject to Mr. Riddick’s continued service, and subject to accelerated vesting in specified circumstances.
Retirement Benefits and Other Compensation
We maintain a defined contribution retirement plan that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code of 1986, as amended, or the Code. We have the ability to make discretionary contributions to the 401(k) plan. For 2018, during each pay period, we made matching contributions for each $1.00 of an employee’s contribution, up to a maximum of 4% of the employee’s eligible earnings, subject to annual limitations, for the applicable pay period. We expect to do the same in 2019. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.
Our named executive officers are eligible to participate in our other benefit programs on the same basis as all employees of our company. We generally do not provide perquisites or personal benefits except in limited circumstances.
Agreements with Our Named Executive Officers and Potential Payments Upon Termination or Change in Control
Mr. Yoran
We entered into an offer letter with Mr. Yoran in October 2016, an addendum thereto in February 2017 and an amended and restated employment agreement in February 2019. Pursuant to the terms of his amended and restated employment agreement, Mr. Yoran’s employment is at will and may be terminated at any time by us or Mr. Yoran. Under the terms of the agreement, Mr. Yoran is eligible to receive an annual base salary of $400,000, and quarterly bonuses with an aggregate annual target of $400,000 based upon the assessment by the Board or the Compensation Committee of Mr. Yoran’s performance and our attainment of targeted goals as set by the Board or Compensation Committee. In connection with entering into his amended and restated employment agreement, Mr. Yoran also entered into an intellectual property, non-disclosure and non-solicitation agreement with us.
Potential Payments Upon Termination or Change in Control at December 31, 2018
Under his offer letter in effect at December 31, 2018, if we had terminated Mr. Yoran without cause, or if Mr. Yoran had terminated his employment for good reason or due to death or permanent disability, he would have been entitled to (i) continued payment of his base salary for 12 months, (ii) if he timely elected to continue healthcare coverage through COBRA, 12 months of reimbursement of the amount by which his COBRA payments exceeded the premium paid by our employees for similar coverage and (iii) accelerated vesting of his outstanding equity awards (granted pursuant to the offer letter) at a rate equal to 6.25% multiplied by a fraction, the numerator of which was equal to the number of completed months of continuous service that had elapsed since the most recent quarterly anniversary of January 2, 2017 and the denominator of which was three. The offer letter further provided that if Mr. Yoran’s employment had been terminated by us (other than for cause or on account of death or permanent disability) or by Mr. Yoran for good reason 90 days prior to or within 12 months following the date on which we entered into a definitive agreement providing for a change in control of our company, Mr. Yoran’s then-outstanding equity awards (granted pursuant to the offer letter) would have vested in full. Such severance was conditioned upon Mr. Yoran’s execution of a release agreement. The salary continuation and COBRA benefits were further conditioned upon Mr. Yoran’s compliance with certain non-disclosure and non-solicitation obligations and resignation from all positions with us.
Potential Payments Upon Termination or Change in Control Pursuant to Amended and Restated Employment Agreement
Under his employment agreement currently in effect, if Mr. Yoran is terminated without cause or resigns for good reason (each as defined in his amended and restated employment agreement), or if Mr. Yoran dies or his employment is terminated due to disability (as defined in his amended and restated employment agreement), provided he (or his estate, as applicable) signs and does not revoke a separation agreement that includes a release of claims, Mr. Yoran (or his estate) is eligible to receive 18 months of continued base salary, payment by the company of the employer-portion of premiums for continued group health coverage for up to 12 months following termination, a lump sum cash payment equal to Mr. Yoran’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs, and pro-rated accelerated vesting of his outstanding unvested equity awards based on the applicable vesting schedule. If Mr. Yoran is terminated without cause or resigns for good reason within the three months prior to or 12 months following a change in control (as defined in his amended and restated employment agreement), provided he signs and does not revoke a separation agreement that includes a release of claims, Mr. Yoran is eligible to receive the same base salary severance and group health plan contributions set forth above (provided that the base salary severance will be paid in a lump sum), a bonus severance payment equal to the sum of (i) 1.5 times Mr. Yoran’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs, plus (ii) 1.5 times Mr. Yoran’s target annual bonus for the year in which the termination occurs, and accelerated vesting in full of any outstanding unvested equity incentive awards held by Mr. Yoran.
Mr. Vintz
We entered into an offer letter with Mr. Vintz in October 2014 and an amended and restated employment agreement in February 2019. Pursuant to the terms of his amended and restated employment agreement, Mr. Vintz’s employment is at will and may be terminated at any time by us or Mr. Vintz. In addition to serving as our Chief Financial Officer, Mr. Vintz also serves as Treasurer, Assistant Secretary and Chief Financial Officer of our subsidiaries, Tenable, Inc. and Tenable Public Sector LLC. Under the terms of the agreement, Mr. Vintz is eligible to receive an annual base salary of $350,000, and quarterly bonuses with an aggregate annual target of $225,000 based upon the assessment by our Chief Executive Officer of Mr. Vintz’s performance and our attainment of targeted goals as set by the Board or Compensation Committee. In connection with entering into his amended and restated employment agreement, Mr. Vintz also entered into an intellectual property, non-disclosure and non-solicitation agreement with us.
Potential Payments Upon Termination or Change in Control at December 31, 2018
Under his offer letter in effect at December 31, 2018, if we had terminated Mr. Vintz without cause, or if Mr. Vintz had terminated his employment for good reason, other than during a change of control termination period or due to death or disability, he would have been entitled to (i) a lump sum payment equal to 12 months of his base salary, (ii) if he timely elected to continue healthcare coverage through COBRA, 12 months of reimbursement of the amount by which his COBRA payments exceeded the premium paid by our employees for similar coverage and (iii) following the one-year anniversary of the vesting commencement date, accelerated vesting of his outstanding options at a rate equal to 25% multiplied by a fraction, the numerator of which was equal to the number of completed months of continuous service that had elapsed since the preceding anniversary of the vesting commencement date and the denominator of which was 12. The offer letter further provided that if we had terminated Mr. Vintz without cause (other than on account of death or permanent disability), or if Mr. Vintz had terminated his employment for good reason within the 12-month period following the date on which we entered into a definitive agreement providing for a change in control of our company, and, in the case of the options granted pursuant to the offer letter, within 90 days prior to such date, Mr. Vintz’s then-outstanding equity awards (granted pursuant to the offer letter) would have vested in full and Mr. Vintz would have been entitled to the aforementioned severance benefits as well as 100% of the target bonus amount for the year in which the termination or resignation occurred, less any bonus amounts already paid for that year. Such severance was conditioned upon Mr. Vintz’s execution of a release agreement in favor of Tenable. The salary continuation and COBRA benefits were further conditioned upon Mr. Vintz’s compliance with certain non-disclosure and non-solicitation obligations and resignation from all positions with us.
Potential Payments Upon Termination or Change in Control Pursuant to Amended and Restated Employment Agreement
If Mr. Vintz is terminated without cause or resigns for good reason (each as defined in his amended and restated employment agreement), provided he signs and does not revoke a separation agreement that includes a release of claims, Mr. Vintz is eligible to receive 12 months of continued base salary, payment by the company of the employer-portion of premiums for continued group health coverage for up to 12 months following termination, a lump sum cash payment equal to Mr. Vintz’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs, and pro-rated accelerated vesting of his outstanding unvested equity awards based on the applicable vesting schedule. If such termination or resignation occurs within the three months prior to or 12 months following a change in control (as defined in his amended and restated employment agreement), provided he signs and does not revoke a separation agreement that includes a release of claims, Mr. Vintz is eligible to receive the same base salary severance and group health plan contributions set forth above (provided that the base salary severance will be paid in a lump sum), a bonus severance payment equal to the sum of (i) one times Mr. Vintz’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs, plus (ii) one times Mr. Vintz’s target annual bonus for the year in which the termination occurs, and accelerated vesting in full of any outstanding unvested equity incentive awards held by Mr. Vintz. In addition, if Mr. Vintz dies or his employment is terminated due to disability (as defined in his employment agreement), provided Mr. Vintz’s estate or Mr. Vintz, as applicable, signs and does not revoke a separation agreement that includes a release of claims, Mr. Vintz’s dependents and Mr. Vintz, as applicable, are eligible to receive payment by the company of the employer-portion of premiums for continued group health coverage for up to 12 months following termination.
Mr. Negron
We entered into an offer letter with Mr. Negron in February 2017 and an amended and restated employment agreement in February 2019. Pursuant to the terms of his employment agreement, Mr. Negron’s employment is at will and may be terminated at any time by us or Mr. Negron. Under the terms of the agreement, Mr. Negron is eligible to receive an annual base salary of $350,000, and quarterly bonuses with an aggregate annual target of $300,000 based upon the assessment by our Chief Executive Officer of Mr. Negron’s performance and our attainment of targeted goals as set by the Board or Compensation Committee. In connection with entering into his amended and restated employment agreement, Mr. Negron also entered into an intellectual property, non-disclosure and non-solicitation agreement with us.
Potential Payments Upon Termination or Change in Control at December 31, 2018
Under his offer letter in effect at December 31, 2018, if we had terminated Mr. Negron without cause, or if Mr. Negron had terminated his employment for good reason, other than during a change of control termination period or due to death or disability, he would have been entitled to (i) a lump sum payment equal to three months of base salary plus any incentive compensation earned through the date of termination, (ii) if he timely elected to continue healthcare coverage through COBRA, three months of reimbursement of the amount by which his COBRA payments exceeded the premium paid by our employees for similar coverage and (iii) accelerated vesting of his outstanding equity awards (granted pursuant to the offer letter) at a rate equal to 6.25% multiplied by a fraction, the numerator of which was equal to the number of completed months of continuous service that have elapsed since the most recent quarterly anniversary of February 27, 2017 and the denominator of which was three. The offer letter further provided that if we had terminated Mr. Negron without cause (other than on account of death or permanent disability), or if Mr. Negron had terminated his employment for good reason during a change of control termination period beginning 90 days prior to and ending 12 months following the date on which we entered into a definitive agreement providing for a change in control of us, Mr. Negron would have been entitled to (i) a lump sum payment equal to six months of base salary plus any incentive compensation earned through the date of termination, (ii) a pro rata portion of the target bonus amount for the year in which the termination or resignation occurred, less any bonus amounts already paid for that year, (iii) if he timely elected to continue healthcare coverage through COBRA, six months of reimbursement of the amount by which his COBRA payments exceeded the premium paid by our employees for similar coverage and (iv) full vesting of any outstanding equity awards (granted pursuant to the offer letter). The cash severance and COBRA benefits were conditioned upon Mr. Negron’s compliance with certain non-disclosure and non-solicitation obligations, execution of a release agreement and resignation from all positions with us.
Potential Payments Upon Termination or Change in Control Pursuant to Amended and Restated Employment Agreement
If Mr. Negron is terminated without cause or resigns for good reason (each as defined in his amended and restated employment agreement), provided he signs and does not revoke a separation agreement that includes a release of claims, Mr. Negron is eligible to receive 12 months of continued base salary, payment by the company of the employer-portion of premiums for continued group health coverage for up to 12 months following termination, a lump sum cash payment equal to Mr. Negron’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs, and pro-rated accelerated vesting of his outstanding unvested equity awards based on the applicable vesting schedule. If such termination or resignation occurs within the three months prior to or 12 months following a change in control (as defined in amended and restated his employment agreement), provided he signs and does not revoke a separation agreement that includes a release of claims, Mr. Negron is eligible to receive the same base salary severance and group health plan contributions set forth above (provided that the base salary severance will be paid in a lump sum), a bonus severance payment equal to the sum of (i) one times Mr. Negron’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs, plus (ii) one times Mr. Negron’s target annual bonus for the year in which the termination occurs, and accelerated vesting in full of any outstanding unvested equity incentive awards held by Mr. Negron. In addition, if Mr. Negron dies or his employment is terminated due to disability (as defined in his amended and restated employment agreement), provided Mr. Negron’s estate or Mr. Negron, as applicable, signs and does not revoke a separation agreement that includes a release of claims, Mr. Negron’s dependents and Mr. Negron, as applicable, are eligible to receive payment by the company of the employer-portion of premiums for continued group health coverage for up to 12 months following termination.
Mr. Riddick
We entered into an offer letter with Mr. Riddick in May 2016 and an amended and restated employment agreement in February 2019. Pursuant to the terms of his employment agreement, Mr.

Riddick’s employment is at will and may be terminated at any time by us or Mr. Riddick. In addition to serving as our General Counsel and Corporate Secretary, Mr. Riddick also serves as Secretary of our subsidiaries, Tenable, Inc. and Tenable Public Sector LLC. Under the terms of the agreement, Mr. Riddick is eligible to receive an annual base salary of $320,000, and quarterly bonuses with an aggregate annual target of $150,000 based upon the assessment by our Chief Executive Officer of Mr. Riddick’s performance and our attainment of targeted goals as set by the Board or Compensation Committee. In connection with entering into his amended and restated employment agreement, Mr. Riddick also entered into an intellectual property, non-disclosure and non-solicitation agreement with us.
Potential Payments Upon Termination or Change in Control Pursuant at December 31, 2018
Under his offer letter in effect at December 31, 2018, if Mr. Riddick terminated his employment for good reason or had been terminated other than for cause during a period beginning when we entered into a definitive agreement providing for a change in control of our company and ending on the closing of such change in control or within 12 months following the date on which we entered into a definitive agreement providing for a change in control of our company, Mr. Riddick’s then-outstanding equity awards (granted pursuant to the offer letter) would have vested in full.
Potential Payments Upon Termination or Change in Control Pursuant to Amended and Restated Employment Agreement
If Mr. Riddick is terminated without cause or resigns for good reason (each as defined in his amended and restated employment agreement), provided he signs and does not revoke a separation agreement that includes a release of claims, Mr. Riddick is eligible to receive 12 months of continued base salary, payment by the company of the employer-portion of premiums for continued group health coverage for up to 12 months following termination, a lump sum cash payment equal to Mr. Riddick’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs, and pro-rated accelerated vesting of his outstanding unvested equity awards based on the applicable vesting schedule. If such termination or resignation occurs within the three months prior to or 12 months following a change in control (as defined in his amended and restated employment agreement), provided he signs and does not revoke a separation agreement that includes a release of claims, Mr. Riddick is eligible to receive the same base salary severance and group health plan contributions set forth above (provided that the base salary severance will be paid in a lump sum), a bonus severance payment equal to the sum of (i) one times Mr. Riddick’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs, plus (ii) one times Mr. Riddick’s target annual bonus for the year in which the termination occurs, and accelerated vesting in full of any outstanding unvested equity incentive awards held by Mr. Riddick. In addition, if Mr. Riddick dies or his employment is terminated due to disability (as defined in his amended and restated employment agreement), provided Mr. Riddick’s estate or Mr. Riddick, as applicable, signs and does not revoke a separation agreement that includes a release of claims, Mr. Riddick’s dependents and Mr. Riddick, as applicable, are eligible to receive payment by the company of the employer-portion of premiums for continued group health coverage for up to 12 months following termination.

DIRECTOR COMPENSATION
Director Compensation
The following table shows for the year ended December 31, 2018 certain information with respect to the compensation of our non-employee directors and John C. Huffard, Jr., who is a director and employee of our company but not a named executive officer:

Name(1)	Option Awards(2)(3)	All Other Compensation	Total
Arthur W. Coviello, Jr.	$1,166,944	$—	$1,166,944
Matthew D. Gatto(4)	—	—	—
Kimberly L. Hammonds	1,676,467	—	1,676,467
John C. Huffard, Jr.(5)	—	—	—
Jerry M. Kennelly	1,450,783	—	1,450,783
John Locke(6)	—	—	—
Ping Li	—	—	—
A. Brooke Seawell	—	—	—
Richard M. Wells	—	—	—
_____________
(1)    Mr. Yoran did not earn compensation during 2018 for his service on our Board of Directors. Mr. Yoran’s compensation is fully reflected in the “2018 Summary Compensation Table” above.
(2)    The amounts reported do not reflect the amounts actually received by the director. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted during the year ended December 31, 2018, as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in Note 7 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Directors who have received options will only realize compensation with regard to these options to the extent the trading price of our common stock is greater than the exercise price of such options.
(3)    As of December 31, 2018, Ms. Hammonds and Messrs. Coviello, Kennelly and Seawell each held options to purchase 230,000 shares of our common stock. None of our other non-employee directors held options to purchase shares of our common stock as of December 31, 2018. None of our non-employee directors held stock awards as of December 31, 2018.
(4)    Mr. Gatto resigned from our Board of Directors on February 21, 2018.
(5)    Mr. Huffard also serves as our Chief Operating Officer. In 2018, he received $516,880 in cash compensation, consisting of $400,000 in salary, $105,880 in non-equity incentive plan compensation and $11,000 in company contributions under our 401(k) plan. He also received option awards with an aggregate grant date fair value of $1,362,086. See footnote 2 to this table for further information about these awards. Mr. Huffard did not receive any additional compensation for his service as a director.
(6)    Mr. Locke resigned from our Board of Directors on May 8, 2018.

Narrative to Director Compensation Table
Historically, we have provided equity-based compensation to our independent directors who are not employees or affiliated with our largest investors for the time and effort necessary to serve as a member of our Board of Directors.  In the future, we may provide both cash and equity-based compensation to all of our independent directors. In addition, our non-employee directors are entitled to reimbursement of direct expenses incurred in connection with attending meetings of our Board of Directors or committees thereof.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table summarizes our equity compensation plan information as of December 31, 2018. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)(2)
Equity compensation plans approved by stockholders	20,668,134	$7.97	14,587,761
Equity compensation plans not approved by stockholders	—	—	—
Total	20,668,134	$7.97	14,587,761
_____________
(1)    The weighted average exercise price of the outstanding stock options and rights excludes 1,129,178 shares in column (a) that are issuable upon vesting of restricted stock units, which have no exercise price.
(2)    Includes our 2018 Equity Incentive Plan (“2018 Plan”) and 2018 Employee Stock Purchase Plan (“2018 ESPP”). Stock options or other stock awards granted under our 2002 Stock Incentive Plan, 2012 Stock Incentive Plan and 2016 Stock Incentive Plan that are forfeited, terminated, expired or repurchased become available for issuance under our 2018 Plan. Our 2018 Plan provides that the total number of shares reserved of common stock reserved for issuance thereunder will be automatically increased, on January 1 of each calendar year, in an amount equal to 5% of the total number of shares of our capital stock outstanding on December 31 of the prior calendar year, or a lesser number of shares determined by our Board. Our 2018 ESPP provides that the number of shares of our common stock reserved for issuance thereunder will automatically increase on January of each calendar year by the lesser of: (1) 1.5% of the total number of shares our capital stock outstanding on December 31st of the preceding year; (2) 8,000,000 shares; or (3) a lesser number of shares determined by our Board. On January 1, 2019, the number of shares reserved for issuance under our 2018 Plan and our 2018 ESPP automatically increased by 4,656,320 shares and 1,396,896 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director's independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.
CERTAIN RELATED-PERSON TRANSACTIONS
The following includes a summary of transactions since January 1, 2018 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Other than described below, there have not been, nor are there currently any proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which include equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.”
Participation in Initial Public Offering
In our initial public offering, certain of our directors purchased an aggregate of 59,239 shares of our common stock. Each of those purchases was made through the underwriters at the initial public offering price. The following table sets forth the aggregate number of shares of our common stock that these directors purchased in our initial public offering:

Purchaser	Shares of Common Stock
Arthur W. Coviello, Jr.	7,500
Kimberly L. Hammonds	21,739
A. Brooke Seawell	30,000
Employment Arrangements with Messrs. Schonberger and Vintz
We have employed Ron Schonberger, the brother of Amit Yoran, our Chief Executive Officer and Chairman, as our Associate General Counsel since October 2017, and Frank Vintz, the brother of Stephen A. Vintz, our Chief Financial Officer, as a Director of Customer Success since March 2017. Each of Mr. Schonberger and Mr. Frank Vintz is paid compensation consisting of salary, bonus and the fair value of options to purchase common stock or restricted stock units. In 2018, Mr. Schonberger and Mr. Frank Vintz each received total cash and equity compensation of approximately $300,000.
Indemnification
We provide indemnification for our directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under our Bylaws, we are required to indemnify our directors and executive officers to the extent not prohibited under Delaware law. We have also entered into indemnity agreements with our executive officers and directors. These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to Tenable Holdings, Inc., Attn: Corporate Secretary, 7021 Columbia Gateway Drive, Suite 500, Columbia, Maryland 21046. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Stephen A. Riddick
General Counsel and Corporate Secretary
Dated:	April 3, 2019
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2018 is available without charge upon written request to Tenable Holdings, Inc., Attention: Corporate Secretary, Tenable Holdings, Inc., 7021 Columbia Gateway Drive, Suite 500, Columbia, Maryland 21046.

tenable

ANNUAL MEETING OF TENABLE HOLDINGS, INC.

Date: May 15, 2019
Time: 1:00 p.m. (Local Time)
Place: Cooley LLP, 1299 Pennsylvania Avenue NW, Suite 700, Washington, D.C. 20004

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote **FOR** all of the nominees listed in Proposal 1 and **FOR** Proposal 2.

	For	Withhold	Directors Recommend ↓
01 Amit Yoran	☐	☐	For
02 Ping Li	☐	☐	For

	For	Against	Abstain	Directors Recommend
2: The ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐	For

3: To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

Authorized Signatures - This section must be completed for your Instructions to be executed.

____________________ Please Sign Here ____________________ Please Date Above

____________________ Please Sign Here ____________________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

tenable

Annual Meeting of Tenable Holdings, Inc. to be held on Wednesday, May 15, 2019 for Holders as of March 21, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/TENB
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call **866-230-6244**
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Amit Yoran, Stephen A. Riddick, and Stephen A. Vintz, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Tenable Holdings, Inc. which the undersigned is entitled to vote at said meeting and any postponement or adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any postponement or adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2 AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

PROXY TABULATOR FOR

TENABLE HOLDINGS, INC.
P.O. BOX 8016
CARY, NC 27512-9903

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

Proxy — Tenable Holdings, Inc.
Annual Meeting of Stockholders
May 15, 2019, 1:00 p.m. (Local Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Amit Yoran, Stephen A. Riddick, and Stephen A. Vintz (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Tenable Holdings, Inc., a Delaware corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of Tenable Holdings, Inc. to be held at the offices of Cooley LLP, 1299 Pennsylvania Avenue NW, Suite 700, Washington, D.C. 20004, on May 15, 2019 at 1:00 p.m. (local time) and at any postponement or adjournment thereof.

The purpose of the Annual Meeting is to take action on the following:

The Board of Directors of Tenable Holdings, Inc. recommends a vote “FOR” all nominees for director and “FOR” each proposal.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box. ☐